Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investors/Media: Eric Boyriven/Bob Joyce

FD

(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. BOARD OF DIRECTORS NOMINATES TWO NEW BOARD MEMBERS

Melville, NY, December 4, 2008 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, announced today that its Board of Directors (the “Board”) has nominated Louise Goeser and Charles Boehlke for election to the MSC Board at the Company’s Annual Shareholders’ Meeting to be held on January 7, 2009.

Ms. Goeser, 55, recently retired as the President and Chief Executive Officer of Ford of Mexico, a key manufacturing division of Ford Motor Company (“Ford”). Prior to this position, she served as Vice President, Global Quality for Ford, a position she held since 1999, where she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford vehicles and components worldwide. Prior to joining Ford, Ms. Goeser was the Vice President for Quality at Whirlpool Corporation, overseeing manufacturing plants, marketing and sales, technology, procurement, logistics, finance and service. At Whirlpool, she successfully improved product quality and business processes and deployed strategies resulting in cost reduction. She began her career at Westinghouse Electric Corporation and held a variety of leadership positions with increasing responsibilities in areas including operations, business planning, marketing, finance, human resources and quality.

Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh.

Mr. Boehlke, 52, has served as the Company’s Executive Vice President and Chief Financial Officer since January 2003. Prior to being appointed as the Company’s Executive Vice President, Mr. Boehlke was appointed Senior Vice President and Chief Financial Officer in June 2000. From April 1996 to April 2000, he served as Vice President of Finance for North American operations at Arrow Electronics, Inc and from January 1994 to April 1996, Mr. Boehlke served as the Chief Financial Officer of Black & Decker Mexico. He held several other finance positions of increasing responsibility at Black & Decker between 1980 and 1994.

Mr. Boehlke previously served as a member of the Company’s Board from January 2001 to December 2007.

Mr. Boehlke received a bachelor’s degree in economics from McDaniel College and a master’s degree in business administration from the University of Miami (Florida).

“Both Louise and Chuck will be valuable additions to MSC’s Board,” said David Sandler, President and Chief Executive Officer. “Louise’s extensive experience in quality management and manufacturing will allow her to immediately make valuable contributions as we continue to execute our core strategy, which is rooted in innovation and providing the best possible service to our customers. Chuck has been a key member of the Board in the past, and we look forward to benefiting once again from his extensive financial expertise and experience.”

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 590,000 industrial products from approximately 3,000 suppliers to approximately 371,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 27 million direct-mail catalogs and CD-ROMs, 97 branch sales offices, 912 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals. For more information, visit the Company’s website at http://www.mscdirect.com.

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